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                                                                  Exhibit 99.1




NEWS RELEASE
------------

FROM:        BELCO OIL & GAS CORP.
             767 Fifth Avenue - 46th Floor New York, NY 10153 www.belcooil-gas.com

             Contact: Laurence D. Belfer, President & COO- (212) 644-0561 Myra E. Turoff, Investor Relations- (212) 508-9539

FOR IMMEDIATE RELEASE

BELCO OIL & GAS CORP. AGREES TO ACQUIRE CODA ENERGY, INC. FOR $324 MILLION PLUS WARRANTS

Monday, November 3, 1997

NEW YORK, NEW YORK - Belco Oil & Gas Corp. (NYSE:BOG) announced today that it has entered into a definitive merger agreement to acquire all of the outstanding stock of Coda Energy, Inc. from an affiliate of Enron Capital & Trade Resources Corp. holding 95% of the common stock of Coda, and certain members of Coda's senior management.

Belco will pay the selling stockholders a total of $149 million in cash and assume approximately $175 million of Coda debt. Belco will also issue three year Warrants to purchase 1,666,667 shares of Belco common stock at an exercise price of $27.50 per share. The Warrants become exercisable following the first anniversary of issuance.

Belco will fund approximately $130 million of the transaction with cash on hand and the remainder with drawings under its existing credit facility. The transaction is expected to close in lateNovember. Belco is also reviewing the possible sale of certain non-strategic assets to reduce its debt level following the closing of the transaction. Belco expects the transaction to be significantly cash flow accretive to shareholders in its first year.

Coda, based in Dallas, is a geographically focused oil and gas company with operations primarily in two core areas: the Permian Basin of west Texas and the Mid-Continent region. Coda's May 1, 1997, proven reserves were estimated to be
55.5 MMBOE (million barrels of oil equivalent) of which 86% is oil with approximately 12% of the reserves classified as proved undeveloped. Properties containing 92% of these reserves were estimated by Belco's independent reservoir engineering firm, Miller and Lents. The total reserve quantity represents a reserve life of about 14 years at current production rates and translates to a per barrel cash cost to Belco of $6.01 for



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proved reserves only, without giving any value to associated probable and possible reserves. Current Coda production rates are over 10,000 BOE per day. Coda operates 95% of its total proved reserves.

Robert A. Belfer, Chairman and CEO of Belco said, "Coda represents a major strategic acquisition for the Company and brings to Belco both an excellent asset base and a group of outstanding energy professionals. Coda's proven reserves extend Belco's reserve life from 5.3 years to approximately 8 years and more than double Belco's year-end 1996 proven reserves to a combined total of over 600 Bcfe balanced almost equally between oil and gas. The transaction will result in approximately 40% growth in Belco's total current production and will increase the Company's oil production by well over 300%. Coda maintains concentrated areas of operation with high working interests which will permit the Company to continue its strategy of maintaining low cost operations. Belco was impressed by Coda's corporate culture and welcomes the addition of Coda's management team whose acquisition orientation complements Belco's historical drillbit focus."

Laurence D. Belfer, President and COO of Belco stated, "In addition to our large existing acreage inventory of over 2.7 million gross acres, Belco is very excited by the numerous exploitation and exploration opportunities which the Company has identified on Coda's property base. These include the potential for infill drilling, expansion of existing waterfloods, unitization and implementation of new secondary recovery projects, as well as exploration of deeper zones on certain producing properties. Equally as important, we are encouraged by Coda management's commitment to continuously improving operating efficiencies, thereby generating the high operating profit margins (approximately $10.71 per BOE in 1996, including G&A) which is consistent with Belco's corporate philosophy."

Jarl P. Johnson, Vice Chairman and Chief Operating Officer of Coda said, "The combination of Belco and Coda's assets and personnel will result in a stronger, more balanced company and all of us at Coda believe that operationally, financially and culturally, this deal represents an excellent fit."